UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2016

THESTREET, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0-25779	06-1515824
(Commission File Number)	(IRS Employer Identification No.)

14 WALL STREET, 15TH FLOOR

NEW YORK, NEW YORK 10005

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 321-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2016, Elisabeth DeMarse tendered her resignation as President and Chief Executive Officer of TheStreet, Inc. (the “Company”) and as a member of its Board of Directors (the “Board”), effective immediately. On February 22, 2016, the Company also entered into a Separation Agreement and Release of All Claims with Ms. DeMarse (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement, Ms. DeMarse has agreed to provide transition services to the Company through February 29, 2016 (the “Separation Date”) and to release certain claims she may have against the Company and other released parties. The Company has agreed to pay or otherwise provide Ms. DeMarse with (1) amounts earned as an employee through the Separation Date, (2) an amount equal to $1,104,000, which reflects the amount of the cash payment to which Ms. DeMarse would have been entitled under her existing Amended and Restated Severance Agreement with the Company had she been terminated without cause, (3) reimbursement for premiums to continue Ms. DeMarse’s medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for 18 months, at the coverage levels in effect immediately prior to the Separation Date, (4) accelerated vesting of options to purchase 36,470 shares of the Company’s common stock and (5) extension of the post-termination exercise period for all of her unexercised options to February 28, 2018. To receive the benefits described in the preceding sentence, Ms. DeMarse must not revoke the Separation Agreement and must comply with the restrictive covenants set forth in the Separation Agreement.

On February 22, 2016, the Board appointed Lawrence (Larry) S. Kramer, the Chairman of the Company’s Board of Directors, as interim President and Chief Executive Officer (“Interim CEO”). In connection with his appointment as Interim CEO, Mr. Kramer will no longer serve as a member of the Audit Committee or the Nominating and Corporate Governance Committee. The Board has appointed Keith B. Hall as a member of the Nominating and Corporate Governance Committee.

Mr. Kramer, age 65, has served as the Company’s Non-Executive Chairman of the Board since December 2015 and will continue as Chairman of the Board. He first joined the Company’s Board in October 2015 and has over 40 years of experience in media and publishing. Mr. Kramer currently serves on the board of directors of MDC Partners Inc., a marketing and communications network, and Gannett Co., Inc., a media company, and previously served Gannett Co., Inc. as President and Publisher of USA TODAY from May 2012 to June 2015. Prior to joining Gannett, he was a media consultant and adjunct professor of Media Management at the Newhouse School of Communications at Syracuse University. From January 2008 to January 2010, Mr. Kramer was a Senior Advisor of Polaris Venture Partners. From March 2005 until March 2008, he served in a number of positions at CBS, including President of CBS Digital Media. Prior to joining CBS, he was Chairman, CEO and Founder of MarketWatch, Inc. until its sale to Dow Jones in January 2005. He was Founder, Executive Editor, and President of Data Sport Inc. from 1991-1994 and joined Data Broadcasting Corp. as Vice President in 1994 following its acquisition of Data Sport. Prior to founding Data Sport, he spent more than 20 years in journalism as a reporter and editor, including as Assistant Managing Editor and Metro Editor of the Washington Post and Editor of the San Francisco Examiner. While a journalist, he won several awards for reporting, including the National Press Club Award, and while an editor, his staffs won two Pulitzer Prizes. Mr. Kramer serves on the board of directors of Harvard Business Publishing and the board of trustees of Syracuse University. He was a founding board member and former Chairman of The Online Publishers Association and previously served on the public company boards of Discovery Communications, Inc. (2008-2012) and Answers Corp. (2005-2011).

There are no family relationships between Mr. Kramer and any director or executive officer of the Company that are required to be disclosed pursuant to Item 401(d) of Regulation S-K. There are no related party transactions involving the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K related to Mr. Kramer.

On February 24, 2016, the Compensation Committee approved the compensation for Mr. Kramer while he serves as Interim CEO. In addition to his existing compensation for his service on the Board, which the Company will continue to pay him during the period that he serves as the Interim CEO, Mr. Kramer will receive additional compensation equal to $35,833 per month of service as the Interim CEO (pro-rated for any partial month of service).  Mr. Kramer will not participate in the Company’s benefit programs while serving in this role.

Item 7.01	Regulation FD Disclosure

On February 23, 2016, the Company issued a press release announcing the management changes set forth above in Item 5.02. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability of that Section unless the registrant specifically incorporates it by reference in a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

The following Exhibit 99.1 is furnished as an Exhibit to this Current Report on Form 8-K.

Item No.	Description

99.1	Press Release dated February 23, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THESTREET, INC. (Registrant)

Date: February 24, 2016
	By:	/s/ Eric F. Lundberg
Eric F. Lundberg
Chief Financial Officer